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                                                                 EXHIBIT 99.B(m)

                                    Exhibit M

                               Ensemble PROTECTOR
                         Illustrated Sample Calculation
                     Fifth Policy Year Monthly Calculations

Illustrated Contract Owner:
     Male Issue Age 45, Standard Non-tobacco user, Face Amount 100,000, Death Benefit Option 1, $2,000 Planned Annual Premium Paid Annually on the Policy Anniversary. Current Cost of Insurance rates, Hypothetical Gross Annual Investment Return = 12%.

Policy Value:
     Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] X [Net Investment Factor].

Derivation of Net Rate of Return from Gross Rate of Return:
     This Illustration assumes a Gross Rate of Return of 12.00% Asset based charges are stated as annual rates and assessed daily.
     Investment Advisory Fee = .68%
     M & E Risk Charge = .60% current; .85% guaranteed
     Portfolio Expense = .44% Note: Portfolio Expenses vary by portfolio.
               The amount used in this illustration, .44%, represents the aggregate arithmetic average of portfolio expenses incurred during the year 2003
     Asset Based Charges = Investment Advisory Fee + M&E Risk Charge +
                Portfolio Expense.
          Current = .68% + .60% + .44% = 1.72%
          Maximum = .68% + 85% + .44% = 1.97%
     Net Rate of Return = Gross Rate of Return - Assumed Asset Base Charges.
          Current = 12.00% - 1.72% = 10.28%
          Maximum = 12.00% - 1.97% = 10.03%

     Net Investment Factor: This demonstration assumes the Net Rate of
          Return is earned over a one-month (30/360 of a year) period. The monthly Net Investment Factor will then be (1+.1028)^1/12 =1.0081877.

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How the Periodic Deduction for Cost of Insurance and Other Contract Charges
(excluding asset based charges) are made:

     Net Premium = Gross Premium - *Expense Charge.
     *The Premium Expense Charge equals 6.75% in years 1 through 10 and 3.75% thereafter.
     Monthly Deduction = COI Deduction + Policy Fee + Unit Expense Charge +
          Administrative Expense Charge. For Example, on the fifth policy anniversary for a Male
          Non-tobacco user, Issue Age 45:

     Net Premium = $2,000.00 * (1-.0675) = $1,865.00
     Policy Fee = $10.00
     COI Deduction = {(Death Benefit/1.0024663) - Policy Value} x
     Monthly COI Rate.
     The Current Monthly COI Rate is .00022505.
     The Illustrated Death Benefit is $100,000.

     Policy Value = End of Year 4 Policy Value + Net Premium - Policy
               Fee - Unit Expense Charge - Acquisition Load = $7,398.72 +
                 1,865.00 - 10.00 - 0 - 1.50 = $9,252.22.

     COI Deduction = {($100,000/1.0024663) - $9,252.22} x .00022505 = $20.37.

     Monthly Deductions = Policy Fee + COI Deductions.
                 = $10.00 + $0 + 1.50 + 20.37 = $31.87.

Policy Value:
Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x
                 [Net Investment Factor].
               = ($7,398.72 + $1,865.00 - $31.87) x 1.00818770
               = $9,307.44

The following is a detailed representation of the interim policy value calculations during Policy Year 5.

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
            POLICY               ADMIN      UNIT     ACQUISITION   COI        INVESTMENT   ACCUMULATION     SURRENDER       CASH
 MONTH      VALUE     PREMIUM    LOAD       LOAD     CHARGE        CHARGES     EARNINGS       VALUE          CHARGES       VALUE
   1       7,398.72   1,865.00   10.00      1.50       -           20.37        75.59       9,307.44        1,118.00      8189.44
   2       9,307.44     -        10.00      1.50       -           20.36        75.95       9,351.53        1,118.00      8233.53
   3       9,351.53     -        10.00      1.50       -           20.35        76.31       9,395.98        1,118.00      8277.98
   4       9,395.98     -        10.00      1.50       -           20.34        76.67       9,440.82        1,118.00      8322.82
   5       9,440.82     -        10.00      1.50       -           20.33        77.04       9,486.03        1,118.00      8368.03
   6       9,486.03     -        10.00      1.50       -           20.32        77.41       9,531.62        1,118.00      8413.62
   7       9,531.62     -        10.00      1.50       -           20.31        77.78       9,577.59        1,118.00      8459.59
   8       9,577.59     -        10.00      1.50       -           20.30        78.16       9,623.96        1,118.00      8505.96
   9       9,623.96     -        10.00      1.50       -           20.29        78.54       9,670.71        1,118.00      8552.71
   10      9,670.71     -        10.00      1.50       -           20.28        78.92       9,717.85        1,118.00      8599.85
   11      9,717.85     -        10.00      1.50       -           20.27        79.31       9,765.39        1,118.00      8647.39
   12      9,765.39     -        10.00      1.50       -           20.25        79.70       9,813.33        1,118.00      8695.33

      Cash Value:
      Cash Value = Accumulation Value - Cash Value (End of Year 5) = $8,695.33 Surrender Charges: $1,118.00
      Death Benefits:

          For death benefit Option 1, the death benefit equals the greater of the face amount on the date of death, or the percentage of the accumulation value in the Compliance with Federal Laws provision. Those percentages vary by attained age and sex. For a male insured of attained aged 50, the percentage of the policy value in the Compliance with Federal Laws provision is 191%. The death benefit at the end of year 5 would be the greater of 100,000 and 191% of $$9,813.33. The greater of 100,000 and 18,743.47 is 100,000.

      How Calculations Vary for Other Contract Years:

          Monthly COI rates vary by attained age.

          M & E charges currently are .60% of policy values in policy years 1 through 15, .10% in years 16 and beyond. The guaranteed maximum is .85% of policy values in policy years 1 through 15 and 0.60% in years 16 and beyond.

          Premium Loads are equal to 6.75% of premium in all years

          Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws provision.

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